Item 77O: Transactions effected pursuant to Rule 10f-3

1. Name of Purchasing Portfolio: BB&T Virginia Intermediate
                      Tax-Free Fund

2. Issuer: Prince William County Lease

3. Date of Purchase: 9/22//2010

4. Underwriter from whom purchased: Morgan Keegan

5. Name of Affiliated Underwriter (as defined in the Rule 10f-3 procedures) managing or participating in syndicate
(attach a list of all members of syndicate):

BB&T Capital Markets

6. Aggregate principal amount of purchase: $2,370,000.00

7. Aggregate principal amount of offering: $16,025,000.00

8. Purchase price (Net of fees and expenses):$2,531,728.80

9. Date offering commenced: 9/22/2010

10. Commission, spread or profit:0.375

Have the following conditions been satisfied:
YES/NO

a. The securities are part of an issue registered under the Securities Act of 1933, which is being offered to the public, or are "municipal securities" as defined in Section 3(a)(29)of the Securities Exchange Act of 1934 or is part of an "Eligible Foreign Offering" as defined in the Rule or an
"Eligible Rule 144A Offering" as defined in the               YES

b. The purchase was made prior to the end of the first day
on which any sales were made at no more than the price paid
by each other purchaser of securities in that offering or
any concurrent offering or, if a rights offering, the
securities were purchased on or before the fourth day
preceding the day on which the rights offering terminated.    YES

c. The underwriting was a firm commitment underwriting        YES

d. The commission, spread or profit was reasonable and fair
in relation to that being received by others for underwriting
similar securities during the same period.                    YES

e. In respect of any securities other than municipal
securities, the issuer of such securities has been in
continuous operation of not less than three years (including the operations of predecessors), or in respect of any municipal securities, the issue of such securities has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer or entity supplying the revenues from which the issue is to be paid shall have been in continuous operation for less than three years (including the operations of any predecessors), it has received one of
the three highest ratings from at least one such rating
service.                                                      YES

f. The amount of such securities purchased by all of the
Portfolio and investment companies advised by the Adviser
did not exceed 25% of any such class or, in the case of
an Eligible Rule 144A Offering, 25% of the total of the
principal amount of any class sold to Qualified Institutional
Buyers plus the principal amount of such class in any concurrent
public offering.                                              YES

g. No affiliated underwriter was a direct or indirect
participant or benefitted directly or indirectly from the
purchase.                                                     YES

Portfolio Manager:  /s/ Robert F.Millikan

Approved:/s/ Rebecca V. Patel

Date: 9/22/10

Board of Trustees Review Date:  November 15, 2010